Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Jeffrey L. Chastain

Vice President of Investor Relations

225-952-2308

jchastain@he-equipment.com

H&E Equipment Services Signs Definitive Agreement

To Acquire Phoenix-based Precision Rentals

BATON ROUGE, Louisiana — (Dec. 11, 2023) — H&E Equipment Services, Inc. (“H&E” or the “Company”) (NASDAQ: HEES) today announced the signing of a definitive agreement to acquire the business of Precision Rentals (“Precision”). Based in Phoenix, Arizona, the company operates a branch in Phoenix and a second location in Aurora, Colorado. Precision offers a mix of general rental assets with a total fleet size, as measured by original equipment cost, of approximately $70 million and an attractive average fleet age of 37 months. The transaction is expected to close during the first quarter of 2024, following regulatory clearance and other customary closing conditions.

Brad Barber, chief executive officer of H&E Equipment Services, Inc., identified compelling strategic benefits associated with the acquisition, citing, “Since 2006, Precision Rentals has successfully grown its equipment rental business through a focus on reliability, fleet diversity and exceptional customer service. The company’s branch operations are in cities with strong construction activity and excellent future opportunities, including several mega projects. The acquisition is expected to expand the H&E customer base as branch density is increased across the Phoenix and Denver metropolitan areas.”

H&E continues to grow its branch network in 2023 through organic expansion and acquisitions, with 17 branches added through November, and an additional two branches upon this transaction.

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H&E Equipment Services Signs Definitive Agreement

December 11, 2023

About H&E Equipment Services, Inc.

Founded in 1961, H&E Equipment Services, Inc. is one of the largest rental equipment companies in the nation. The Company’s fleet is among the industry’s youngest and most versatile with a superior equipment mix comprised of aerial work platforms, earthmoving, material handling, and other general and specialty lines. H&E serves a diverse set of end markets in many high-growth geographies including branches throughout the Pacific Northwest, West Coast, Intermountain, Southwest, Gulf Coast, Southeast, Midwest, and Mid-Atlantic regions.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements about H&E’s beliefs and expectations, are “forward-looking statements” within the meaning of the federal securities laws. Statements containing the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” “foresee” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) risks related to a global pandemic and similar health concerns, such as the scope and duration of the outbreak, government actions and restrictive measures implemented in response to the pandemic, material delays and cancellations of construction or infrastructure projects, labor shortages, supply chain disruptions and other impacts to the business; (2) general economic and geopolitical conditions and construction and industrial activity in the markets where we operate in North America; (3) our ability to forecast trends in our business accurately, and the impact of economic downturns and economic uncertainty on the markets we serve (including as a result of current uncertainty due to inflation and increasing interest rates); (4) the impact of conditions in the global credit and commodity markets and their effect on construction spending and the economy in general; (5) trends in oil and natural gas which could adversely affect the demand for our services and products; (6) our inability to obtain equipment and other supplies for our business from our key suppliers on acceptable terms or at all, as a result of supply chain disruptions, insolvency, financial difficulties, supplier relationships or other factors; (7) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (8) our indebtedness; (9) risks associated with the expansion of our business and any potential acquisitions we may make, including any related capital expenditures, or our ability to consummate such acquisitions; (10) our possible inability to integrate any businesses we acquire; (11) competitive pressures; (12) security breaches, cybersecurity attacks, failure to protect personal information, compliance with data protection laws and other disruptions in our information technology systems; (13) adverse weather events or natural disasters; (14) risks related to climate change and climate change regulation; (15) compliance with laws and regulations, including those relating to environmental matters, corporate governance matters and tax matters, as well as any future changes to such laws and regulations; and (16) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release, whether as a result of any new information, future events or otherwise. These statements are based on the current beliefs and assumptions of H&E’s management, which in turn are based on currently available information and important, underlying assumptions. Investors, potential investors, security holders and other readers are urged to consider the above-mentioned factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

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